Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
October 25, 2012	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Third Quarter Net Income of $774,843

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the third quarter of 2012.

For the quarter ended September 30, 2012, net income totaled $774,843 or $0.19 per fully diluted share, compared with $561,713 or $0.13 per fully diluted common share earned during the third quarter of 2011.

Earnings for the three months ended September 30, 2012, are 37.9 percent higher compared to the same period in 2011. The increase results from a reduction in the provision for loan losses. The provision for loan losses decreased from $188,118 in the third quarter of 2011 to a provision of $41,384 in 2012. This decrease is due to a reduction in specific reserves associated with impaired loans during the third quarter of 2012 compared to the same quarter of 2011. Specific reserves on impaired loans decreased from $1,881,314 at September 30, 2011 to $528,682 at September 30, 2012. Much of the decrease is a result of charging off these impaired loans. The charge off of these problem assets resulted in an overall increase in the credit quality of the loan portfolio. The reserve was further impacted by an increase in loans carrying government guarantees. At September 30, 2012, the guaranteed portion of loans equaled 22.3 percent of total loans compared to 20.7 percent at September 30, 2011. Net interest income increased from $2,263,325 in the third quarter of 2011 to $2,347,448 in 2012. A reduction in the cost of deposits from the third quarter of 2011 to 2012 contributed to the margin improvement. Asset yields increased from 5.09 percent to 5.32 percent from 2011 to 2012 due to the change in earning asset mix from lower yielding deposits in other banks to higher yielding loans. The cost of funds continued to decrease from 1.05 percent in the third quarter of 2011 to 0.85 percent in the third quarter of 2012. Noninterest income decreased 2.6 percent in 2012 primarily due to a reduction in service charges on deposit accounts. Noninterest expenses decreased 6.7 percent from $1,773,472 in the third quarter of 2011, to $1,654,467 in 2012. This decrease is primarily attributable to a $130,000 litigation settlement the Company paid in the third quarter of 2011 compared to no expense in 2012.

Loan loss reserves were $3,733,177 or 2.0 percent of total loans as of September 30, 2012. Non-performing assets were 1.95 percent of total assets at September 30, 2012, compared to 3.17 percent on that date in 2011. At September 30, 2012, the allowance for loan loss reserves equals 90 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $226,231,381 as of September 30, 2012, a decrease of 1.21 percent from $229,007,209 reported as of September 30, 2011. Total deposits were $183,465,913 at quarter-end 2012, a 2.57 percent decrease from the $188,299,291 reported at the end of the third quarter of 2011. Net loans increased 4.04 percent to $183,238,489, compared to $176,116,287 at September 30, 2011.

Net income for the nine months ended September 30, 2012, was $1,806,481 or $0.43 per diluted share, compared to $1,825,081, or $0.48 per diluted share, for the same period in 2011.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30, 2012	December 31, 2011	September 30, 2011
	(unaudited)		(unaudited)
Total assets	$226,231	$224,728	$229,007
Total loans	186,972	179,345	180,745
Investments	23,059	34,784	37,866
Deposits	183,466	183,938	188,299
Borrowed funds	7,750	8,100	8,100
Stockholders’ equity	31,950	30,227	30,382
Non-performing assets to total assets	1.95%	2.20%	2.06%
Loans past due more than 90 days to total loans	0.00%	0.03%	1.42%
Allowance for loan losses to total loans	2.00%	2.16%	2.56%
Book value per common share	$7.93	$7.45	$8.24

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Interest income	$2,750	$2,780	$8,237	$8,192
Interest expense	403	517	1,275	1,633
Net interest income	2,347	2,263	6,962	6,559
Provision for loan losses	41	188	780	67
Net interest income after provision for loan losses	2,306	2,075	6,182	6,492
Noninterest income	583	598	1,815	1,768
Noninterest expense	1,654	1,773	5,131	5,306
Net income before taxes	1,235	900	2,866	2,954
Provision for income taxes	460	338	1,060	1,129
Net income	775	562	1,806	1,825
Preferred stock dividend declared	46	46	137	137
Net income available to common shareholders	$729	$516	$1,669	$1,688
Basic net income per share	$0.21	$0.16	$0.47	$0.48
Diluted net income per share	$0.19	$0.15	$0.43	$0.44
Return on average total assets‚	1.40%	0.99%	1.08%	1.09%
Return on average total equity‚	9.78%	7.43%	7.75%	8.22%
Yield on average interest earning assets	5.32%	5.09%	5.30%	5.14%
Cost of funds	0.85%	1.05%	0.90%	1.14%
Net yield on average interest earning assets	4.54%	4.15%	4.48%	4.12%
Overhead efficiency ratio	56.45%	61.97%	58.46%	63.72%
Net charge-offs (recoveries)/average loans	0.06%	0.02%	0.52%	1.18%

	The 2011 figures are adjusted for a common stock split distributed in the form of a 10% common stock dividend declared in November 2011.
‚	Annualized for all periods presented.